                                                                  EXHIBIT 3.1(b)


                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             RC TRANSACTION CORP.

     RC TRANSACTION CORP., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), DOES HEREBY CERTIFY THAT:

     FIRST: The Board of Directors of this Corporation adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of this Corporation (the "Current Certificate"). The resolutions setting forth the proposed amendments is as follows:

          "RESOLVED, that Paragraph 1. of the Current Certificate be amended in its entirety to read as follows:

          "1. NAME OF CORPORATION. The name of the corporation is Resources Connection, Inc."

          RESOLVED FURTHER, that Paragraphs 4(a), 4(b) and 4(c) of the Current Certificate be amended in their entirety to read as follows:

          "(a) The corporation is authorized to issue two classes of shares designated "preferred stock" and "common stock." The aggregate number of shares which the corporation shall have the authority to issue is 40,000,000 shares of capital stock, consisting of 35,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

          (b) The shares of common stock may be issued from time to time in one or more series. The first series shall be designated as "Common Stock" and shall consist of 25,000,000 shares, par value $.01 per share. The second series shall be designated as "Class B Common Stock" and shall consist of 3,000,000 shares, par value $.01 per share. The third series shall be designated as "Class C Common Stock" and shall consist of 7,000,000 shares, par value $.01 per share. The relative rights, preferences and limitations of Common Stock, Class B Common Stock and Class C Common Stock are identical in all respects, except that: (i) the voting power for the election of directors and for all other purposes is vested exclusively in the holders of Common Stock, (ii) except as otherwise required by the Delaware General Corporation Law, the holders of shares of Class B and Class C Common Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action and
     (iii) the corporation's board of directors is authorized to provide for the conversion of shares of Class B Common Stock and shares of Class C Common Stock into an equal number of shares of Common Stock and the conversion of shares of Common Stock into an equal number of shares of Class B Common Stock under such circumstances and in accordance with such provisions as may be set forth in a stockholders agreement approved by the corporation's board of directors and to which the corporation is a party.

          (c) The corporation's board of directors is authorized to provide for the issuance of any or all shares of the preferred stock in one or more series, and to fix by resolution or resolutions the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, for each such series, and the number of shares constituting any such series, and to increase or decrease the number of shares of any series subsequent to the issuance thereof, but not below the number thereof then outstanding."

          RESOLVED FURTHER, that Paragraphs 4(e) and 4(f) set forth below be added to the Current Certificate immediately following Paragraph 4(d):

          "(e) Upon the filing in the Office of the Secretary of State of Delaware of this Restated Certificate of Incorporation, each issued and outstanding share of Class A Common Stock shall thereby and thereupon be reclassified as and changed into one share of Common Stock and, in addition, any right to acquire, or convert a share of outstanding stock into, a share of Class A Common Stock shall thereby and thereupon be reclassified as and changed into a right to acquire, or convert a share of outstanding stock into, a share of Common Stock.

          (f) Upon the consummation of the sale, in an underwritten public offering, registered under the Securities Act of 1933, as amended, of shares of common stock of the corporation, (A) immediately after which the number of shares of common stock of the corporation then publicly held constitute at least 20% of the outstanding shares of common stock, on a fully diluted basis, and (B) which results in net cash proceeds to the corporation and/or its stockholders in connection with any prior underwritten registered public offerings of common stock, equals or exceeds $25,000,000, (i) each share of Class B Common Stock and Class C Common Stock shall automatically and simultaneously, without any action on the part of the board of directors of this corporation, the stockholders of this corporation or any other person, be converted into one share of Common Stock and (ii) any right to acquire, or convert a share of outstanding stock into, a share of Class B Common Stock or Class C Common Stock shall automatically and simultaneously, without any action on the part of the board of directors of this corporation, the stockholders of this corporation or any other person, be converted into the right to acquire, or convert a share of outstanding stock into, one share of Common Stock."

     SECOND: Pursuant to the provisions of Section 228 of the Delaware General Corporation Law, a majority of the stockholders of this Corporation consented to the above amendment.

     THIRD:   That the above amendment was duly adopted in accordance with the applicable provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, this Corporation has caused this Certificate to be signed by Donald Murray, its President and Chief Executive Officer, and attested by Stephen Giusto, its Secretary, this 31st day of August, 2000.

                              RC TRANSACTION CORP.


                              /s/ Donald B. Murray
                              ________________________________________________
                              Name:   Donald B. Murray
                              Title:  President and Chief Executive Officer

ATTEST:

/s/ Stephen J. Giusto
____________________________
Name:   Stephen J. Giusto
Title:  Secretary